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                                                                 Exhibit 10(ac)

                                SECOND AMENDMENT
                                       TO
                INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT

      This ("Amendment") to the INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT is made as of July __, 2000 by and between CompuCom Systems, Inc., a Delaware corporation ("Customer") and IBM Credit Corporation, a Delaware corporation ("IBM Credit").

                                    RECITALS:

      WHEREAS, Customer and IBM Credit have entered into that certain Inventory and Working Capital Financing Agreement dated as of May 11, 1999 (as amended, supplemented or otherwise modified from time to time, the "Agreement"); and

      WHEREAS, Customer has requested and IBM Credit has agreed to amend the Agreement as set forth herein and subject to the conditions set forth below.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the premises set forth herein, and for other good end valuable consideration, the value and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement is amended as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Amendment. The Agreement is hereby amended as follows:

A) Section 1.1 of the Agreement is hereby amended by adding the following definitions each in its proper alphabetical order:

"Designated Account Debtor": as set forth on Attachment A.

"Designated Account Term": as set forth on Attachment A.

B) Subsections 3.1 (A), (B) and (C) of the Agreement are amended by deleting such subsections in their entirety and substituting, in lieu thereof, the following:

      "(A) Accounts created from the sale of goods and/or performance of services to an Account debtor which is not a Designated Account Debtor if such Accounts are on non-standard terms or allow for payment to be made more than thirty (30) days from the date of such sale or performance of services;

       (B) Accounts unpaid more than (i) the Designated Account Term if the Account Debtor is a Designated Account Debtor; or (ii) ninety (90) days from date of invoice for all other Account debtors;

       (C) Accounts payable by an Account debtor if fifty percent (50%) or more of the aggregate outstanding balance of all such Accounts remain unpaid for more than ninety (90) days from the date of invoice except for Account payable by a Designated Account Debtor which shall be deemed ineligible if fifty percent (50%) or more of the aggregate outstanding balance from such Designated Account Debtor is unpaid at the expiry of the Designated Account Term applicable to such Designated Account Debtor;"

C) Attachment A to the Agreement is hereby amended by deleting such Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A. The changes contained in such new Attachment A include, without limitation, the establishment of eligibility for Accounts arising from Designated Account Debtors.


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Section 3. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

      IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the undersigned as of the day and year first above written.

IBM CREDIT CORPORATION                    COMPUCOM SYSTEMS, INC.


By: /s/ Ronald J. Bachner                 By: /s/ Daniel Celoni
   -----------------------------------       ---------------------------------

Print Name: Ronald J. Bachner             Print Name: Daniel Celoni
           ---------------------------               -------------------------

Title: MGR Com and Specialty Financing    Title: Treasurer
      --------------------------------          ------------------------------


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         ATTACHMENT A, EFFECTIVE DATE JULY 1, 2000 ("IWCF ATTACHMENT A")
     TO INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT ("IWCF AGREEMENT")
                               DATED MAY 11, 1999

Customer:  CompuCom Systems, Inc.

I. Fees, Rates and Repayment Terms:

      (A)   Credit Facilities: The aggregate of the following:

            Inventory Financing Availability of One Hundred Sixty-Five Million Dollars ($165,000.000) plus

            Working Capital Financing ("Revolver") Availability of One Hundred and Seventy-Five Million ($175,000,000)

      (B)   Borrowing Base:

            (i) 60% of the amount equal to the amount of Customer's Eligible Accounts other than Concentration Accounts as of the date of determination as reflected in the Customer's most recent Collateral Management Report minus the outstanding amount of the Series 1990-1 Certificateholders' Interest and any other outstanding interest In the Trust as of the same date;

            (ii) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (IA) or (IBi) as applicable of the Borrowing Base;

      Notwithstanding the terms of Section 3.1(W) of the Agreement. Accounts arising from incentive payments, rebates, discounts and refunds which are
      (i) verifiable by Authorized Suppliers, and (ii) payable by Authorized Suppliers by check to the Lockbox will be deemed to be Eligible Accounts.

            (iii) 100% of verifiable receivables due from IBM and IBM Credit which are less than 90 days from the date of invoice:

            (iv) 100% of the Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are in new and in un-opened boxes. The value to be assigned to such inventory shall be based upon the Authorized Supplier's invoice price to Customer for Products net of all applicable price reduction credits;

            (v) 50% of eligible inventory not financed by IBM Credit and unencumbered by liens;

            (vi) 85% of verifiable vendor credits from Hewlett-Packard Company and Compaq Computer Corporation which credits shall be payable in cash through Customer's Lockbox, not subject to offset, and shall be less than 90 days from date of invoice; and

            (vii) 20% of unencumbered fixed assets net of leasehold improvements thereon.


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            (viii) Designated Account Debtors and Designated Account terms:

            DESIGNATED ACCOUNT DEBTOR               DESIGNATED ACCOUNT TERM
            ---------------------------------------------------------------
            Bristol-Myers Squibb Company and the            105 Days
             following subsidiaries and/or divisions:
              Clairol Incorporated                          105 Days
              Convatec Limited                              105 Days
              Matrix Essentials, Inc.                       105 Days
              Mead Johnson & Company                        105 Days
              Zimmer Limited                                105 Days

            State of California & various agencies,         120 Days
              cities, departments and school districts.

            Turner Broadcasting System, Inc.                120 Days

            City of Dallas, Texas                           120 Days

      (C)   Collateral Insurance Amount:         Two Hundred and Fifty
                                                    Million Dollars
                                                   ($250,000,000.00)

      (D)   A/P Finance Charge:

            (i)   PRO Advance Charge:            LIBOR Rate plus 1.75%

            (ii)  WCO Advance Charge:            LIBOR Rate plus 1.75%

            (iii) Takeout Advance Charge:        LIBOR Rate plus 1.75%

      (E)   Delinquency Fee Rate:                Prime Rate plus 6.50%

      (F)   Shortfall Transaction Fee:           shortfall Amount multiplied by
                                                 0.30%

      (G) Free Financing Period Exclusion Fee: For each Product Advance made by IBM Credit pursuant to Customers financing plan where there is no Free Financing Period associated with such Product Advance there will be a fee equal to the Free Financing Period Exclusion Fee. For a 30 day payment plan when Prime Rate is 7.75% the Free Financing Period Exclusion Fee is 1.0675% of the invoice amount. This fee will vary by .0125% with each .25% change in Prime Rate (e.g. Prime Rate of 7.25%, the charge is 1.0425% of the invoice amount). The fee accrues as of the Date of the Note and is payable as stated in the billing Statement.

      (H)   Other Charges:

            (i) Unused Facility Fee:             0.25% per annum on the daily
                                                 average unused portion of
                                                 the Revolver payable
                                                 quarterly in arrears.

            (ii) Annual Facility Fee:            $50,000.00

            (iii) Closing Fee;                   $1,075,000.00

            (iv) Commitment Fee:                 $50,000.00

            (v) Prepayment Fee:                  In the event that the Customer
            Units sole discretion terminates the Revolver prior to the third anniversary of the closing date, a fee in an amount equal to the amount of the Revolver in effect as at the date of notice of termination, multiplied by (x) from the first anniversary thereof to the second anniversary thereof, one half percent (0.50%), and (y) thereafter, one quarter of one percent (0.25%).


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II. Bank Account

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III. Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

      "Current" shall mean within the on-going twelve month period.

      "Current Assets" shall mean assets that are cash or expected to become cash within the on-going twelve months.

      "EBITDA" for any period shall mean Net Profit after Tax adjusted by adding thereto the amount of Interest Charges and all amortization of intangibles, taxes, depreciation, extraordinary losses, and other non-cash charges that were deducted in arriving at Net Income for such period and deducting any extraordinary gains that were included in arriving at Net Income after Tax.

      "Current Liabilities" shall mean payment obligations resulting from past or current transactions that require settlement within the on-going twelve month period. All indebtedness to IBM Credit other than amounts outstanding pursuant to the Revolver shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

      "Long Term" shall mean beyond the on-going twelve month period.

      "Long Term Assets" shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

      "Long Term Debt" shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination and specifically including all amounts outstanding to IBM Credit pursuant to the Revolver.

      "Net Profit after Tax" shall mean Revenue plus all other income, minus all costs, including applicable taxes.

      "Revenue" shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

      "Subordinated Debt" shall mean Customer's indebtedness to third parties which in accordance with its terms shall rank junior in priority to the indebtedness of Customer to IBM Credit.

      "Tangible Net Worth" shall mean:

            Total Net Worth minus;

            (a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights. patents, patent applications, privileges, franchises, licenses and rights in


                                        Page 3 of 5                 July 6, 2000
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            any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets as identified in Customer's financial statements; and

            (b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

            (c) all callable/redeemable preferred stock,

      "Total Assets" shall mean the total of Current Assets and Long Term
      Assets.

      "Total Liabilities" shall mean the Current Liabilities and Long Term Debt less Subordinated Debt resulting from past or current transactions, that require settlement in the future.

      "Total Net Worth" (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities plus Subordinated Debt.

      "Working Capital" shall mean Current Assets minus Current Liabilities.

Customer will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal quarter under review by IBM Credit.

      (a) Current Assets to Current Liabilities ratio equal to or greater than 1.25:1.0;

      (b) Net Profit after Tax to Revenue percentage equal to or greater than 0.7% for each reportable fiscal quarter on a trailing four quarter basis provided that the Net Profit after Tax to Revenue percentage for each of those four quarters shill be equal to or greater than 0.0%;

      (c) Tangible Net Worth equal to or greater than $110 Million Dollars plus 75% of Net Profit after Tax plus 100% of the proceeds received from the placement of additional equity;

      (d) Loans to officers shall at no time exceed the aggregate amount of $7,000,000.

      (e) Capital expenditures shall not exceed the aggregate amount of $15,000.000 in any one fiscal year; and

      (f) Permitted Investments shall not exceed from the date hereof the aggregate amount of $5,000,000 plus equity investments held by Customer as of the date hereof In; E-Certify. Inc., Global Serve Computer Services, Ltd., and Gateway 2000 Corporation.

IV. Additional Conditions Precedent Pursuant to Section 5.1 (K) of the
    Agreement:

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